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                                                                       EXHIBIT B

                                                               December 17, 2003

Perini Corporation
73 Mt. Wayte Avenue
Framingham, Massachusetts 01701

Credit Suisse First Boston LLC
D.A. Davidson & Co.
Morgan Joseph & Co. Inc.

c/o  Credit Suisse First Boston LLC
     Eleven Madison Avenue
     New York, NY   10010-3629

Dear Sirs:

                  As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in an orderly market for the common stock, par value $1.00 (the "SECURITIES") of Perini Corporation, and any successor (by merger or otherwise) thereto, (the "COMPANY"), the undersigned hereby agrees that from the date hereof and until 90 days after the public offering date set forth on the final prospectus used to sell the Securities (the "PUBLIC OFFERING DATE") pursuant to the Underwriting Agreement, except for the Securities, if any, owned beneficially by the undersigned which are included in the Underwriting Agreement, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse First Boston LLC, it will not, during the period commencing on the date hereof and ending 90 days after the Public Offering Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

                  Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer. The restrictions contained in this Agreement shall not apply to
(A) the Securities to be sold pursuant to the Underwriting Agreement, (B) transactions by any person relating to shares of Common Stock or other securities of the Company acquired in open market transactions after the completion of the offering of the Securities; (C) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock of the Company as a bona fide gift or gifts; (D) transfers or distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable into Common Stock of the Company to affiliates (as defined in Rule 405 under the Securities Act); (E) if the signatory hereto is a partnership or corporation, a distribution to the partners or shareholders thereof, or (F) transfers by the signatory or its distributee or transferee of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock of the Company to a family member of such signatory or its distributee or transferee or trust created for the benefit of such signatory or its distributee or transferee or family member of such signatory or its distributee or transferee; provided, that in the case of any transfer or distribution pursuant to clauses (C) through (F), such transferee or distributee shall

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execute and deliver to CSFB an agreement to be bound by the restrictions set forth above prior to such transfer or distribution, as the case may be, and no filing by any party (transferor, transferee, distributor or distributee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than filings that would be permitted to be, and are, made after the expiration of the 90-day period referred to above).

                  In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

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                  This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before May 1, 2004.

                                           Very truly yours,

                                           NATIONAL UNION FIRE INSURNACE COMPANY
                                           OF PITTSBURGH, PA

                                           /s/ David B. Pinkerton
                                           -------------------------------------
                                           Name: David B. Pinkerton
                                           Title: Vice President